Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100
NHI Increases Second Quarter Dividend and 2013 Normalized FFO Guidance
Dividend to Increase by 13.1% Compared with a Year Ago
MURFREESBORO, Tenn.-- National Health Investors, Inc. (NYSE:NHI) announced today that based on recently announced transactions in the second quarter of 2013, the Company has increased its second quarter dividend and raised its 2013 Normalized FFO guidance.
The second quarter dividend will be $0.735 per common share, which represents a 5.8% increase from the first quarter of 2013 and a 13.1% increase from the second quarter of 2012. The dividend will be payable on August 9, 2013 to shareholders of record on June 28, 2013.
2013 Normalized FFO Guidance
The Company currently forecasts Normalized FFO for 2013 from $3.42 to $3.50 per diluted common share. The Company's guidance range for the full year 2013 for Normalized FFO per share, with underlying assumptions and timing of certain transactions, is set forth and reconciled below. The Company expects to report its results for the first quarter of 2013 on May 6, 2013.

	Full-Year 2013 Range
	Low	High
Net income per diluted share attributable to common stockholders	$2.71	$2.76
Plus: Real estate depreciation	0.57	0.60
Plus: Loan impairment	0.14	0.14
Normalized FFO per diluted common share	$3.42	$3.50

The Company's guidance range reflects the existence of volatile economic conditions, but does not assume any material deterioration in tenant credit quality and/or performance of its portfolio. The guidance is based on a number of assumptions, many of which are outside the Company's control and all of which are subject to change. The low end of our guidance range assumes a baseline from the fourth quarter of 2012, the recently announced transactions in the second quarter of 2013, the timing for terming out debt on our credit facility and assuming 3% growth from our Bickford joint venture. On the top end of that range, we are adding in assumptions for investment activity and a 6% growth from our Bickford joint venture. The Company expects to make new investments in health care real estate during 2013 that meet its underwriting criteria and where the spreads over its cost of capital generates sufficient returns to its shareholders. These new investments are expected to be funded by the Company's liquid investments and by short-term and long-term debt financing. The Company's guidance may change if actual results vary from these assumptions.
National Health Investors, Inc. is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI's investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals. Find additional information about NHI at www.nhireit.com.
Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's website at http://www.sec.gov or on NHI's website at http://www.nhireit.com.